Exhibit 10.10

2023 Incentive Unit Agreement

for

_________

This 2023 Incentive Unit Agreement (“Agreement”) is entered into by Spinal Stabilization Technologies, LLC, a Texas limited liability company (the “Company”), and _________ (“Recipient”), effective as of April 21, 2023 (the “Effective Date”).

Recitals

The Company and its Members entered into a Fourth Amended and Restated Company Agreement dated effective as of July 16, 2018 (as amended, the “Company Agreement”). The Company Agreement authorizes the Company to issue incentive units to individuals who perform services for the Company or any subsidiary in the form of “Qualified Incentive Plan Units.” Recipient provides services to the Company or its subsidiaries as requested by the Company (the “Service Relationship”).

The Company desires to issue 2023 Incentive Units (defined below) to Recipient subject to the terms and conditions in this Agreement. The parties desire that the 2023 Incentive Units issued pursuant to this Agreement qualify as an interest in the Company commonly referred to as a profits interest (as described in Revenue Procedure 93-27, 1992-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191), which does not represent an interest in existing capital of the Company.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants set forth below and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Company Agreement.

2. Definition of 2023 Incentive Unit. For purposes of this Agreement a “2023 Incentive Unit” means a Qualified Incentive Plan Unit issued by the Company, which is a Unit having the rights and obligations of a Class B2 Unit pursuant to the Company Agreement subject to the following modifications, terms and conditions:

(a) 2023 Incentive Units shall have no voting, approval, consent or notification rights;

(b) 2023 Incentive Units shall have a zero balance Capital Account as of the date issued to the Recipient;

(c) 2023 Incentive Units shall participate only in the future appreciation in the value of the Company above Sixty Million Dollars ($60,000,000) at a minimum;

(d) 2023 Incentive Units shall receive no distributions from the Company until, at a minimum, amounts totaling Sixty Million Dollars ($60,000,000) have been distributed in respect to the holders of Units after the Effective Date;

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(e) 2023 Incentive Units shall have no economic right or characteristic that would cause the Unit to be characterized as anything other than an interest in the Company commonly referred to as a profits interest (as described in Revenue Procedure 93-27, 1992-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191), which does not represent an interest in existing capital of the Company as of the Effective Date; and

(f) 2023 Incentive Units shall be subject to forfeiture as set forth herein.

(g) For purposes of clarification, the 2023 Incentive Units are subject to the terms of the Company Agreement including Article 5 of the Company Agreement regarding distributions. The 2023 Incentive Units have the rights and obligations of B2 Units except as provided herein. In general, the Company Agreement provides that Members who have contributed capital to the Company get distributions first until they receive the amount of capital contributed. Since the 2023 Incentive Units have no associated capital contribution the 2023 Incentive Units would receive no distributions until all contributed capital has been repaid. In addition, Class A1, A2 and B1 units also have a right to receive a 5% Preference Amount in the case of a Preference Liquidity Event. The Preference Amount is calculated on the aggregate cash or property paid in the Preference Liquidity Event. Since the 2023 Incentive Units have the rights of B2 Units they would not receive a distribution of a Preference Amount. After all the distributions described above are made, the 2023 Incentive Units will receive distributions pro-rata with all Members in proportion to their respective Membership Interests after all distributions exceed the valuation threshold of Sixty Million Dollars ($60,000,000).

3. Issuance. The Company hereby issues _________ (_________) 2023 Incentive Units to Recipient upon the terms and conditions in this Agreement, and Recipient hereby agrees to be bound by and to perform and observe all the terms applicable to the 2023 Incentive Units including the terms of this Agreement and the Company Agreement. The 2023 Incentive Units are Qualified Incentive Plan Units issued pursuant to the Company Agreement, and Recipient agrees to not take any action or make any assertion that the issuance of the 2023 Incentive Units to Recipient violates any provision of the Company Agreement.

4. Forfeiture Provisions.

(a) All 2023 Incentive Units issued hereby shall be forfeited by the Recipient and revert to the Company without further notice if the Company terminates Recipient’s Service Relationship with the Company for “Cause.” For purposes of this Agreement, “Cause” shall mean the determination by the Company in its reasonable discretion that any of the following events have occurred: (i) Recipient breaches any material provision of this Agreement, the Company Agreement, any other agreement between the Recipient and the Company or any written policy of the Company, which breach Recipient shall have failed to cure within ten (10) days of notice by the Company; (ii) Recipient engages in conduct that in the Company’s reasonable opinion is injurious to the Company, monetarily or otherwise, including, without limitation, embezzlement, fraud, theft, dishonesty, misfeasance, insubordination, malfeasance, and neglect of duties; (iii) Recipient is charged with a felony or a misdemeanor involving moral turpitude or fraud; (iv) Recipient uses alcohol or drugs in such a manner as to interfere with the performance of Recipient’s services to the Company; or (v) Recipient fails to conduct himself with due regard to public conventions, decency and morals; or acts or fails to act in a manner the consequence of which is to degrade Recipient in society or bring Recipient into contempt, scorn or ridicule or tend to shock, embarrass, insult or offend the community or the Company, or Recipient does not conduct himself according to the highest standards of honesty.

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(b) Notwithstanding the foregoing, the 2023 Incentive Units issued hereby that have not been previously forfeited shall no longer be subject to forfeiture pursuant to this Section 4 upon a Sale of the Company (as that term is defined in the Company Agreement).

5. 83(b) Election. It is the Recipient’s responsibility to file and the Recipient shall file a timely 83(b) election statement with respect to the 2023 Incentive Units with the Internal Revenue Service within 30 days of the Effective Date and provide the Company with a copy of the statement.

6. Conversion to Corporate Taxation. As of the effective date the Company is taxed as a partnership for federal income tax purposes. Hereafter, if the Company changes to be taxed as a corporation for federal income tax purposes the 2023 Incentive Units shall be converted to shares of stock having characteristics and obligations as similar as possible to the 2023 Incentive Units as determined by the Company in its reasonable discretion.

7. Consent by Spouse. Recipient’s spouse, if any, hereby consents to all the terms and conditions hereof, and agrees to be bound and obligated under this Agreement and the Company Agreement for all purposes.

8. Miscellaneous.

(a) This Agreement does not constitute a guarantee of the Recipient’s Service Relationship with the Company or its subsidiaries. Either party may terminate the Recipient’s Service Relationship with the Company at any time and for any or no reason. Recipient agrees that Recipient has carefully read this Agreement, understands its contents, has been given the opportunity to ask any questions concerning the Agreement and its contents, and has signed this Agreement as Recipient’s free and voluntary act. Recipient has been advised by the Company to seek independent tax and legal advice about this Agreement from qualified individuals other than the Company’s legal and tax advisors and by signing below, Recipient either obtained such advice or chose not to obtain such advice. Recipient agrees that Recipient was afforded sufficient time to seek and obtain such independent advice.

(b) THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. EXCLUSIVE AND MANDATORY VENUE FOR ANY ACTION BROUGHT IN CONNECTION WITH THIS AGREEMENT SHALL BE IN SAN ANTONIO, BEXAR COUNTY, TEXAS, AND THE PARTIES HEREBY CONSENT TO VENUE IN SAN ANTONIO, BEXAR COUNTY, TEXAS.

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(c) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Signatures to this Agreement transmitted by facsimile, by electronic mail in portable document format (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

(d) This Agreement supersedes any prior agreement concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement, both parties agree that any such predecessor agreement shall be deemed null and void. Unless contained herein, no representation, promise or agreement concerning the specific subject matter contained in this Agreement shall be binding on the Company. This Agreement may not be modified orally or by conduct. Any modification of this Agreement must be in a writing that refers to this Agreement and is signed by both parties.

(e) The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) words in the singular include the plural and words in the plural include the singular; (d) provisions apply to successive events and transactions; (e) the words “include” and “including” do not limit the preceding words or terms and shall be deemed to mean “include, without limitation,” and “including without limitation;” (f) “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or clause where such terms may appear; (g) references to sections or articles mean references to such section or article in this Agreement, unless stated otherwise; and (h) the use of any gender shall be applicable to all genders.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties sign this Agreement as of the Effective Date.

The Company:

Spinal Stabilization Technologies, LLC

By:
Mark Novotny, Chief Executive Officer

The Recipient:

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Spousal Consent

I, the undersigned, being the spouse of Recipient who is a party to the foregoing Agreement, hereby acknowledge that both my spouse and I have agreed upon the terms and provisions of this Agreement with respect to the 2023 Incentive Units issued pursuant to this Agreement which are either owned by my spouse as separate property or which my spouse and I own as community property. I have been encouraged to obtain separate counsel to review this Agreement and I have either done so, or I have chosen not to do so in my sole discretion. If I have chosen to obtain separate counsel, I have written their name(s) below. In consideration of these premises, I hereby expressly consent that my spouse execute the same and I join in, accept, and consent to the terms and provisions thereof and agree to abide and to be bound thereby. I agree to execute and deliver all documents and to do all things reasonably necessary to carry out and complete the purposes of this Agreement and the Company Agreement. In furtherance of the provisions of this Agreement, and not in limitation thereof, I agree that should I predecease, or become divorced from, my spouse, that all 2023 Incentive Units owned by my spouse shall remain subject to all of the restrictions contained in this Agreement and the Company Agreement. I agree that all of the 2023 Incentive Units which are owned by my spouse and I as community property are and shall continue to be held and owned as the “sole management community property” of my spouse.

Date: _______________________________________________

Spouse of Recipient:

____________________________________________________

Print Name: __________________________________________

Name and Address of Separate Counsel:

____________________________________________________

____________________________________________________

____________________________________________________

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